Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of VidaMed, Inc. for the registration of 2,517,652 shares of its Common Stock and up to 629,413 shares of Common Stock issuable upon exercise of certain warrants to purchase shares of Common Stock and to the incorporation by reference therein of our report dated January 17, 1997, with respect to the consolidated financial statements of VidaMed, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                     ERNST & YOUNG LLP



Palo Alto, California
September 19, 1997

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